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Exhibit 10(s)

[LETTERHEAD OF SCIENCE APPLICATIONS INTERNATIONAL CORPORATION]

VIA FEDERAL EXPRESS

June 19, 2002

Mr. Randy Walker
11A Chatsworth Road
Singapore 249766

Dear Randy:

        I am pleased to offer you a position as Corporate Executive Vice President, Commercial & International1, for Science Applications International Corporation (SAIC) reporting directly to me. If you accept this position you will also be nominated to membership on the Board of Directors of SAIC. Your assigned office location will be in San Diego, California. Your weekly base salary will be $8,173.08, which is equivalent to a rate of $425,000.00 per year. We would like you to start work on or before, August 5, 2002.

Nomination to officer status is subject to Board approval.

        As the senior member of the SAIC management team, you will be eligible to participate in our annual incentive compensation plan, which has both a short-term and long-term component. Your target short-term performance bonus for the SAIC fiscal year 2003 (FY03) which ends on January 31, 2003, will be $400,000, with the potential for up to $600,000 for extraordinary performance. Short-term bonuses are payable in cash and fully vested SAIC stock. You will also be eligible for a long-term performance bonus in the form of vesting stock and stock granted on option, the details of which will be explained in a separate letter. Your bonus for FY03 will be based on both corporate performance and achievement of your FY03 objectives, as determined by the Chairman of the Board.2

Your target bonus will not be pro-rated based on the number of months you are employed during FY03.

        This offer of employment also includes a cash sign-on bonus3 of $100,000.00 and significant opportunities to participate in SAIC stock ownership. Specific information on the stock features of your employment offer will be covered in a separate letter.

You agree to repay your cash sign-on bonus if you resign your SAIC employment within one year of your start date.

        SAIC will cover the cost of relocating you and your family from Singapore to San Diego, with relocation to occur at your earliest convenience. You will be reimbursed for the actual costs of relocating your household, including the cost of temporary living expenses, moving household goods (including goods now in storage), home travel to San Diego prior to relocation and real estate acquisition expenses. After your relocation expenses have been approved, SAIC will provide you with a one time "gross up" to your base salary to cover your federal, state and local income and employment tax liability on the relocation benefits provided by SAIC.4

You agree to repay any relocation payments from SAIC, should you resign your employment within one year of your start date.

        If your employment is terminated by SAIC for reasons other than cause,5 SAIC will provide you with separation benefits equal to eighteen months of your base salary paid as a lump sum, and relocation benefits (not to exceed the benefit level provided in the preceding paragraph). The severance benefits described in this letter will be SAIC's sole and exclusive obligation to you in the event you are terminated for reasons other than cause. In return for these separation benefits, you will be required to sign a release and a non-compete/non-solicitation agreement.6

"Cause" shall be defined as (i) a willful failure to substantially perform your duties, (ii) gross misconduct or, (iii) conviction of a felony.

Should you become employed by SAIC, it is understood that you or the Company may terminate this employment relationship at any time, with or without notice.

        As an employee of SAIC, you will be eligible to receive the fringe benefit package described in the documents that are enclosed with this letter. Susan Doyle (858) 826-2410 will arrange a special briefing for you on SAIC benefits at your convenience. Please complete the following forms and return them to Susan Doyle as soon as possible.7

Your employment is contingent upon these documents being completed, signed and returned to SAIC prior to your becoming a regular employee.

    Invention, Copyright and Confidentially Agreement
    Employment Application
    Education Summary and Pre-Employment Statement
    Mutual Agreement to Arbitrate Claims
    Standards of Business Ethics and Conduct Certification
    Employment Eligibility Certification (I-9) (w/required documents)

        SAIC has a strong policy against employee use of illegal drugs and substance abuse. Your employment is also contingent upon your successfully passing a medical laboratory screen for illegal drugs. Details on this screening process will be provided during your first week of employment.

        Our commitment to technical leadership, quality, ethics and employee ownership, combined with our extraordinary range of technologies, has made SAIC the largest employee-owned R&D company in the world. It is our intention to foster an environment conducive to challenge and opportunity. In turn, your capabilities will enhance our management team and contribute to the future growth and success of the company.

        This employment offer is effective through July 8, 2002. Please indicate your acceptance of this offer by signing this letter in the space provided below and returning it to Bernie Theule in the enclosed envelope, prior to the expiration date.

        We look forward to a mutually rewarding association. Should you have any questions, please call me at (858) 826-6656 or Bernie Theule (858) 826-2405.

Sincerely,

Science Applications International Corporation

/s/  J. R. BEYSTER

J. R. Beyster
Chairman of the Board

BT

I accept the terms and conditions of this employment offer.

/s/ RANDY WALKER Randy Walker	6/28/02 Date

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Exhibit 10(s)
[LETTERHEAD OF SCIENCE APPLICATIONS INTERNATIONAL CORPORATION]